Exhibit 99.2

ATSG Holds Annual Meeting of Stockholders

WILMINGTON, Ohio – May 22, 2024 – Stockholders of Air Transport Services Group, Inc. (NASDAQ:ATSG) meeting today on a virtual-only basis have reelected nine directors to the Board of Directors.

During the meeting, stockholders also:

●	Ratified the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2024;
●	Approved on an advisory basis the compensation of the Company’s named executive officers for 2023; and
●	Rejected a stockholder proposal related to the disclosure of managing climate risk through science-based targets and transition planning.

Directors of the Company reelected to one-year terms on the Board were Phyllis J. Campbell, Jeffrey A. Dominick, Joseph C. Hete, Raymond E. Johns, Jr., Laura J. Peterson, Randy D. Rademacher, J. Christopher Teets, Jeffrey J. Vorholt and Paul S. Williams.

An audio replay of the meeting will be available to stockholders after Thursday, May 23 at www.virtualshareholdermeeting.com/ATSG2024. ATSG will file a complete report of the results of the meeting in a Form 8-K with the U.S. Securities and Exchange Commission.

About Air Transport Services Group

Air Transport Services Group (ATSG) is a premier provider of aircraft leasing and cargo and passenger air transportation solutions for both domestic and international air carriers, as well as companies seeking outsourced airlift services. ATSG is the global leader in freighter aircraft leasing with a fleet that includes Boeing 767, Airbus A321, and Airbus A330 converted freighters. ATSG's unique Lease+Plus aircraft leasing opportunity draws upon a diverse portfolio of subsidiaries including three airlines holding separate and distinct U.S. FAA Part 121 Air Carrier certificates to provide air cargo lift, passenger ACMI and charter services. Complementary services from ATSG's other subsidiaries allow the integration of aircraft maintenance, airport ground services, and material handling equipment engineering and service. ATSG subsidiaries comprise ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; LGSTX Services, Inc.; and Omni Air International, LLC. For further details, please visit www.atsginc.com.

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Contact:

W. Joseph Payne

Chief Legal Officer & Secretary

ATSG Inc.

937-366-2686